EXHIBIT 10.1


                                License Agreement

         THIS LICENSE AGREEMENT ("Agreement") is made this 1" day of December 1996 between Lonnie Lenarduzzi, his heirs, nominees, successors and assigns ("Licensor") and PermaTune Electronics, a Texas corporation ("Licensee").

1. Definitions. As used in this Agreement, the terms below will have the meanings set forth:

          1.1 "Improvements" means improvements, modifications, adaptations, revisions, enhancements, additions, or changes to any of the Licensed Property, or the design, construction, and operation of the manufacturing facility in which the licensed Property will be used.

          1.2 "Licensed Manufacturing Territory" means worldwide.

          1.3 "Licensed Patents" means the patents and patent applications (as presently or hereafter comprised) listed in Exhibit "A" attached hereto.

          1.4 "Licensed Processes" means the processes for the manufacture of ignition system components which are not generally known in the industry which are considered as Trade Secrets of Licensee.

          1.5 Licensed Products" means the following products and parts:

          1.6 Licensed Property means Trade Secrets, Technical Information, Licensed Processes, Licensed Products, Licensed Patents, and Licensed Trademarks.

          1.7 "Licensed Territory" means worldwide.

          1.8 "Licensed Trademarks" means the trademarks, trade names, service marks, industrial designs, insignias, logos and designations listed in Exhibit "A" attached hereto.

          1.9 "Royalties" means the royalty payments described in Section 3 of this Agreement.

          1.10 "Technical Information" means all transferable technical data, know-how, shop practices, plans, drawings, blueprints, specifications, methods of manufacture, and other information or assistance pertaining to the Trade Secrets, licenses, Licensed Processes, Licensed Products, or any of them, acquired by Licensor before the date of this Agreement.

          1.11 "Trade Secrets" means information, including formulas, patterns, compilations, programs, devices, methods, techniques or processes, that (a) derives independent economic value, whether actual, potential, or both, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. Grant of License. Subject to the terms of this Agreement, Licensor grants to Licensee the exclusive, non-transferable (except as otherwise stated in this Agreement) right to use the Licensed Property for a period of twenty five (25) years (the "License") as follows:

          2.1 . To use the Licensed Property to carry out the Licensed Processes within the Licensed Manufacturing Territory;

          2.2 To use the Licensed Property within the Licensed Manufacturing Territory to make, or have made, the Licensed Products.

          2.3 To sell or lease for use the Licensed Products within the Licensed Sales Territory.

          2.4 To sub-license to third parties the right to utilize the Licensed Processes or manufacture the Licensed Products, providing that; (a) Licensee shall obtain Licensor's prior written approval of any proposed sublicense agreement before execution, which approval shall not be unreasonably withheld;
(b) the intended sublicensee shall agree to confidentiality obligations no less stringent than those imposed on Licensee in this Agreement or in any related agreement.

          2.5 Any Improvements, whether invented by Licensor or Licensee, will belong to Licensor during and after the term of this Agreement but will immediately be deemed to be part of the Licensed Property and Licensee shall have a worldwide, exclusive, royalty-free right to use the Improvements during the terms of this Agreement.

3. Royalties.

          3.1 Licensee shall pay to Licensor, as consideration for the rights granted under this Agreement, Royalties in the amount of one thousand dollars ($1,000.) per calendar year, in advance, on January 2nd of each year throughout the term of this Agreement.

          3.2 As further consideration for the right to use the Licensed Property, Licensee shall immediately transfer, convey , and assign to Licensor all rights, title and interest in and to the Improvements. Licensee shall execute such documents or instruments as necessary and appropriate in order to vest Licensor with title and ownership in the Improvements.

          3.3 If the Trade Secrets result in the issuance of a patent, Licensee shall pay to Licensor, as part of the Royalties, an amount equal to twice the Royalty rate set forth in section 3.1 herein to reflect the additional value of the issued patent.

          3.4 The obligation to remit Royalties is absolute and will not be offset even if the value of the Licensed Property is diminished through loss of patentability of public disclosure of confidential information.

          3.5 Licensee shall affix the Licensed Trademarks to all Licensed Products manufactured under this Agreement. The Licensed Products should clearly indicate that the Licensed Trademarks are registered trademarks of Licensor and that the use of the Licensed Trademark is pursuant to a license. Licensee shall submit samples of each packaging, literature, promotion, and advertisement containing any version of the Licensed Trademarks to Licensor for review and approval before the release of such materials. Licensor's approval shall not be unreasonably withheld or delayed, but Licensor, in its sole discretion, may disapprove the use of any Licensed Trademarks if it determines in good faith that the Licensed Products are not at least comparable in quality to Licensor's product specifications or standards.

          3.6 Licensee's use of the Licensed Trademarks shall be in accordance with applicable trademark law and with Licensor's policies on advertising and trademark usage as established and amended by Licensor from time to time. Licensee shall use its best efforts at all times to promote and increase the awareness and acceptance of the Licensed Trademarks in a manner consistent with sound business practices. Whenever the Licensed Trademarks are used in advertising or in any other manner, Licensee shall clearly identity Licensor as the trademark owner. Licensee shall not do or cause to be done, or not doing, any act that would in any way impair, reduce, or contest Licensor's right, title and interest in the Licensed Trademarks. Licensee's use of the Licensed Trademarks will not create any right, title, or interest in or to the use of the trademarks, and all such uses and goodwill associated with the Licensed Trademarks will insure to the benefit of Licensor.

4. Warranties. Licensor represents and warrants as follows:

          4.1 Licensor is the owner of the Licensed Property, free of any liens, encumbrances, restrictions, or other legal or equitable claims.

          4.2 Licensor has the full right and authority to grant the License to licensee.

5. Future Improvements.

          5.1 Throughout the term of this Agreement and all extensions thereof, Licensor shall provide Licensee with preliminary information, as it becomes available, relative to the Improvements. Licensor, on written request of Licensee made after receipt of the preliminary information, shall furnish to Licensee additional information to enable Licensee to ascertain whether the Improvements are suitable for use or manufacture by Licensee. Such preliminary information may consist, of, but in not limited to, demonstrations, test results, instructions, repair and service manuals, and parts lists.

          5.2 Licensor, on Licensee's written request, shall furnish to Licensee, to the extent available: (a) complete and detailed data to enable Licensee to fully use the Improvements; (b) results of technical investigations, tests, operation analyses, and research related to the Improvements; and (c) prints of assembly and detailed drawings of all special machines, tools, parts, and other equipments used to create the Improvements.

          5.3 On Licensee's written request, and without further action, the definitions of "Licenses Property" and all of is components in Section of this Agreement will be deemed amended to include the Improvements.

6. Parties to Maintain Secrecy.

          6.1 The parties acknowledge and confirm that maintaining the confidentiality and secrecy of the Trade Secrets and Technical Information are of the utmost importance to Licensor and that any disclosure of Trade Secrets or Technical Information may diminish the value and strength of the Trade Secrets and Technical Information. Licensor and Licensee shall each take all steps (using the same degree of care, but no less than a reasonable degree of care, as each party uses to protect its own confidential information) that are reasonably necessary to protect the secrecy of the Trade Secrets and Technical Information and prevent them from entering the public domain or falling into the hands of others not bound by this Agreement or pledged to their secrecy.

7. Indemnification. Licensee shall indemnify, defend and hold harmless Licensor and its officers, directors, shareholders, employees, agents, representatives, and customers (collectively, "Indemnitee") against all liability, claims, costs, damages, and expenses incurred by Indemnitee (a) arising out of an claim of infringement of patens of the

Unites States or any foreign country held by third parties made against Licensor, Licensee, or Licensee's customers because of any acts of Licensor or Licensee under this Agreement or (b) based on product liability or negligence, or otherwise being asserted against Licensor, alleging that the Licensed Products is faulty. Licensee, at its sole discretion and expense, may elect to settle the claim on such terms and conditions as it deems advisable or to undertake and direct the defense of any legal or other action based on the claim. If licensor elects to defend, Indemnitee and Licensee shall render to each other all reasonable assistance that may be required to defend. Indemnitee shall settle or otherwise compromise any claim for which it seek indemnification under this Section without Licensee's consent.

8. Term of Agreement.

          8.1 This agreement is effective as of December 1, 1996 and unless terminated sooner will continue in force until November 30, 2021, and thereafter from year to year, unless notice is given by either party to the other of termination of this Agreement on the expiration of its original period or on the expiration of any one of such additional yearly periods. Any notice of termination must be given at least 90 calendar days before the termination date.

          8.2 If this Agreement is terminated for any reason whatsoever, whether by expiration of its term or otherwise, all future and continuing rights and obligations under it will terminate, except:

                  A. The obligations to make reports, to apply all sums accrued under this Agreement, and to maintain the confidential nature of the Trade Secrets and Technical Information will survive for three (3) years after termination of this Agreement.

                  B. Licensee shall have the right for a period of one year after termination of this Agreement to dispose of all Licensed Products and parts of it on hand at the date of terminations, as long as Licensee pays Royalties in accordance with this Agreement.

                  C. All of Licensee's obligations to return documents and other items will survive termination of this Agreement.

                  D. Any claim or cause of action for breach or violation of this Agreement existing as of the date of termination will survive termination of this Agreement and remain in full force and effect until such rights and obligations are fully discharged.

                  E. All rights and obligations of the parties under this Agreement relating to indemnification shall survive termination of this Agreement.

9. Events of Default. Each of the following will constitute an "event of Default" under this Agreement:

          9.1 Licensee fails to pay Royalties of any other amounts due under this Agreement within thirty days from the date in which they are due.

          9.2 Licensee fails to perform or observe any term, covenant, or undertaking in this Agreement to be performed or observed by Licensee and such default continues for sixty days after such performance is due and Licensor has given notice to Licensee to remedy such default.

          9.3 Licensee files a voluntary petition under any bankruptcy ,reorganization or insolvency law of any jurisdiction; Licensee consents to or applies for appointment of a trustee, receiver, custodian, or similar official for itself or for all or substantially all of its assets; a trustee, receiver, custodian, or similar official is appointed to take possession of all or substantial of the licensee's assets and will be dismissed within 30 days after appointment; Licensee makes any assignment for the benefit of creditors, or other arrangement or composition under any laws for the benefit of insolvent persons; an order for relief is interest against Licensee under any bankruptcy, reorganization, or insolvency law of any jurisdiction; or any case proceeding, or other action seeking such order remains un-dismissed for thirty days after its filing, or any writ of attachment, garnishment, or execution is levied against all or substantially all of Licensee's assets; or all or substantially all of Licensees' s assets become subject to any attachment, garnishment, execution, or other judicial seizure, and the same is not satisfied, removed, released, or bonded within thirty days after the date the writ was levied or the date of the attachment, garnishment, execution, or other judicial seizure.

10. Remedies. In the Event of Default, Licensor shall be entitled to the following remedies:

          10.1 If Licensee is in default on any payment due under this Agreement, the amount in arrears will bear interest from the date of the default until the amount is paid in full, at a rate equal to 10% per annum. This interest will be compounded annually from the date of default and shall be payable on demand.

          10.2 licensor may terminate this Agreement, and such termination will be without prejudice to any other rights or claims Licensor may have against Licensee.

          10.3 Because Licensee's breach of this Agreement may cause Licensor irreparable harm for which money is inadequate compensation, Licensor will be entitled to injustice relief to enforce this Agreement, in addition to damages and other available remedies.

11. Notices. Any notice, report, payment, or statement required or permitted under this Agreement will be considered to be given or transmitted when sent by certified mail, postage prepaid, addressed tot he party for whom it is intended at is address of record; by facsimile, which notice will be effective on receipt by recipient as indicated on the carrier's receipt. The record addresses of the parties are as follows:

          Licensor:         Lonnie Lenarduzzi
                            111 S. Birmingham St.
                            Wylie, TX 75098
                            Fax:972-442-9386

          Licensee:         PermaTune Electronics, Inc.
                            111 S. Birmingham St.
                            Wylie, TX 75098
                            FAX: 972-442-9386

12. Amendments. This Agreement may be supplemented, amended, or modified only by the parties' mutual agreement. No Supplement, amendment, or modification of this Agreement will be binding unless it is in writing and signed by both parties.

13. Integration. This Agreement and all other agreements, exhibits, and schedules referred to in this Agreement constitute the final, complete, and exclusive statement of the terms of the Agreement between the parties pertaining to the License and supersede all prior and contemporaneous understandings or agreements of the parti4es. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Agreement.

14. No Waiver. No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by this Agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, not will any waiver constitute a continuing waiver unless the writing so specifies.

15. Attorney Fees. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded reasonable attorney fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment.

16. Severabilityr. Any provision of this Agreement that in any way contravenes the law of any state or country in which this Agreement is effective will, in the state or country, to the extent the law is contravened, be considered separable and inapplicable, and will not affect any other provision or provisions of this Agreement.

17. Binding Effect. This Agreement will inure to the benefit of and be binding on the successors and assigns of Licensor and Licensee.

"Licensor"

/s/ Lonnie Lenarduzzi
---------------------------
Lonnie Lenarduzzi

"Licensee"

Perma Tune Electronics, Inc.

/s/ Lonnie Lenarduzzi
-----------------------------
By: Lonnie Lenarduzzi, President